Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

Avid Bioservices, Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$866,158,655.16	0.00015310	$132,608.89
Fees Previously Paid	—		—
Total Transaction Valuation	$866,158,655.16
Total Fees Due for Filing			$132,608.89
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$132,608.89

• Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of the Registrant (“Common Stock”).

• Aggregate number of securities to which transaction applies:

As of the close of business on November 22, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 70,205,441, which consists of (a) 63,963,302 outstanding shares of Common Stock; (b) 1,845,010 shares of Common stock underlying outstanding stock options with exercise prices at or below $12.50 per share; (c) 2,475,225 shares of Common stock underlying outstanding restricted stock unit awards; (d) 1,830,219 shares of Common stock underlying outstanding performance stock unit awards; and (e) 91,685 shares of Common stock issuable through the end of the current offering period under the Company ESPP.

• Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Exchange Act:

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the sum of (A) 63,963,302 outstanding shares of Common Stock multiplied by $12.50 per share; (B) 1,845,010 shares of Common stock underlying outstanding stock options multiplied by $6.3161 (the difference between $12.50 and the weighted average exercise price of $6.1839 per share); (C) 2,475,225 shares of Common stock underlying outstanding restricted stock unit awards multiplied by $12.50 per share; (D) 1,830,219 shares of Common stock underlying outstanding performance stock unit awards multiplied by $12.50 per share; and (E) 91,685 shares of Common stock issuable through the end of the current offering period under the Company ESPP multiplied by $12.50 per share (collectively the “Total Consideration”). Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.00015310 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A